IART-2026.06.30-EX-10.8
SEPARATION AND GENERAL RELEASE AGREEMENT

This Separation and General Release Agreement (the “Agreement”), dated May 1, 2026 (the “Effective Date”), is entered into by and among Mojdeh Poul, an individual (the “Executive”), Integra LifeSciences Holdings Corporation, a Delaware corporation (“Holdings”) and Integra LifeSciences Corporation (“Opco” and, together with Holdings, the “Company”). In consideration of the payments and benefits described in Section 2(a) and 2(b) below to be provided to Executive, the receipt and sufficiency of which are hereby acknowledged, the undersigned parties agree as follows:
1.Termination of Employment.
(a)Executive’s last day of employment with the Company is April 30, 2026 (the “Separation Date”). Effective as of the Separation Date, Executive will cease to be an employee, officer or director of the Company or any of its parents, subsidiaries or affiliates, and Executive resigns, effective as of the Separation Date, from all such positions that Executive holds with respect to the Company, or any of its parents, subsidiaries or affiliates, including, for the avoidance of doubt, from the board of directors of Holdings. Executive agrees to execute and deliver to the Company such documents to effect such resignations as may be reasonably requested by the Company or its affiliates.
(b)The Company and Executive acknowledge and agree that this Agreement constitutes written notice from the Company in accordance with Section 14(d) of that certain Employment Agreement among Executive, Holdings and Opco, dated as of November 4, 2024 (the “Employment Agreement”), that the Company has elected to terminate Executive’s employment and that such termination was a termination without Cause pursuant to Section 14(b) of the Employment Agreement. Capitalized terms not otherwise defined herein shall have the meaning set forth in the Employment Agreement and the Equity Award Agreements (as defined below).
(c)The Company will provide Executive with an opportunity to review and provide reasonable comments to internal and external communications regarding Executive’s separation from employment with the Company; provided, however, the final contents of any such communications shall be determined by the Company in its discretion.
2.Final Pay and Benefits; Severance.
(a)Subject to Executive’s execution, delivery and non-revocation of a General Release attached hereto as Exhibit A (the “Release”) as required by Section 14(b) of the Employment Agreement and Executive’s continued compliance with Executive’s obligations set forth in Sections 4 and 10 hereof (such conditions, the “Severance Conditions”), the Company, in full satisfaction of the payments and benefits owed to Executive pursuant to Section 14(b) of the Employment Agreement, shall pay or provide to Executive the following payments and benefits (collectively, the “Severance Benefits”):
(i)An aggregate cash amount equal to 2.0 times Executive’s Base Salary in effect on the Separation Date, payable in substantially equal monthly installments over the two-year period following the Separation Date (the “Severance Period”), in accordance with the Company’s regularly-scheduled payroll dates during the Severance Period. The first payment shall be made on the Company’s first normal payroll date following the 60th day following the Separation Date, and the amount otherwise payable prior to such first payroll date shall be paid on such date without interest thereon; and
(ii)If Executive timely and properly elects continued healthcare coverage under COBRA, the Company shall pay to Executive for the period ending on the earliest of (A) 18 months following the Separation Date, (B) the date of Executive’s full time employment by another employer, (C) Executive’s death, or (D) the first month in which Executive does not pay to the Company the applicable monthly premium for COBRA insurance coverage under the Company’s group health plan, a monthly cash payment, payable on the first business day of each month that follows the Separation Date, in an amount equal to Executive’s monthly premium cost for COBRA family health coverage under the Company’s group health plan.
(b)In addition, subject to satisfaction of the Severance Conditions, the Company shall (i) pay Executive a lump sum amount in cash equal to $254,151 on the Company’s first normal payroll date following the 60th day following the Separation Date, (ii) pay Executive a lump sum amount in cash equal to $312,375, representing a pro-rata portion of the Annual Bonus for 2026 based on actual performance through the Separation Date, on the Company’s first normal payroll date following the 60th day following the Separation Date, and (iii) reimburse Executive for up to $25,000 in documented legal fees and expenses actually incurred by Executive in connection with the drafting, review and negotiation of this Agreement (the “Legal Fees”). The reimbursement of Legal Fees shall be made within 30 days after Executive delivers reasonably satisfactory documentation to the Company evidencing the Legal Fees; provided, that Executive must submit such reasonably satisfactory documentation within 30 days following the Separation Date.
(c)Executive acknowledges and agrees that the payments and other benefits provided pursuant to Sections 2(a) and 2(b) are in full discharge of any and all liabilities and obligations of the Company and its affiliates to Executive, monetarily or with respect to employee benefits or otherwise, including but not limited to any and all obligations arising under any alleged written or oral employment agreement, policy, plan or procedure of the Company or its affiliates and/or any alleged understanding or arrangement between Executive and the Company or any of its affiliates, and for vested benefits under an employee welfare benefit, insurance, or pension plan of the Company or its affiliates (including any employee benefit plan, policy or arrangement providing severance or similar benefits), subject to the terms and conditions of such plan(s).
3.Treatment of Equity. Capitalized terms used but not defined in this Section 3 shall have the meanings given to such terms in that certain (i) Restricted Stock Unit Award Agreement, dated as of January 6, 2025 (the “RSU Agreement”), (ii) Performance Stock Unit Agreement, dated as of March 11, 2025 (the “PSU Agreement”) and (iii) Non-Qualified Stock Option Agreement, dated as of January 6, 2025 (the “Option Agreement”, and together with the RSU Agreement and PSU Agreement, the “Equity Award Agreements”). Except as expressly set forth in this Section 3, from and after the Separation Date, Executive’s restricted stock units (“RSUs”), performance stock units (“PSUs”), and non-qualified stock options (“Options”) shall remain, in all respects, subject to the terms, conditions and restrictions set forth in the applicable Equity Award Agreement and the Integra LifeSciences Holdings Corporation Fifth Amended and Restated 2003 Equity Incentive Plan (as amended and restated, effective May 14, 2021, the “Plan”) (collectively, the “Equity Documents”).
(a)Executive and the Company acknowledge and agree that Executive was granted 447,081 RSUs, 468,654 PSUs, and 217,961 Options.

(b)Executive and the Company agree that:
(i)As of the Separation Date, 33,173 RSUs are vested and 412,518 RSUs are unvested, all 468,654 PSUs are unvested, and 54,490 Options are vested and 163,471 Options are unvested;
(ii)As set forth in Section 8.1(a) of the Plan, Executive’s vested Options will remain outstanding and will continue to be exercisable for six months following the Separation Date; and
(iii)As set forth in Sections 8.1(a) and (c) of the Plan, Section 2.3 of the RSU Agreement, and Section 3.2(b) of the PSU Agreement, any unvested RSUs, PSUs, and Options are automatically forfeited and terminated without payment therefor on the Separation Date.
4.Continuing Rights and Obligations. Executive acknowledges and reaffirms Executive’s obligations under (i) Section 18(a) of the Employment Agreement, (ii) the Confidentiality and Invention Disclosure and Non-Compete Agreement attached hereto as Exhibit B (the “Restrictive Covenant Agreement”), which Executive shall enter into currently with the execution of this Agreement, and (iii) the restrictive covenant provisions set forth in the Equity Award Agreements and any supplemental restrictive covenant agreement entered into in connection with any equity grant (collectively, the “Restrictive Covenants”), which are incorporated by reference and made a part hereof. The Company acknowledges and reaffirms the Company’s obligations under Section 18(a) of the Employment Agreement.
5.Cooperation. Upon the receipt of reasonable notice from the Company (including outside counsel), Executive agrees that, while employed by the Company and thereafter, Executive will respond and provide information, as promptly as reasonably practicable, with regard to matters in which Executive has knowledge as a result of Executive’s employment with the Company, and will provide reasonable assistance to the Company and its representatives, at the Company’s expense (including, without limitation, expenses reasonably incurred by Executive in cooperating and assisting hereunder), in defense of any claims that may be made against the Company (other than by Executive), and will reasonably assist the Company in the prosecution of any claims that may be made by the Company (other than against Executive), to the extent that such claims may relate to the period of Executive’s employment with the Company (collectively, the “Claims”). For the avoidance of doubt, the cooperation referenced herein shall not unreasonably interfere with Executive’s then-current work responsibilities. Executive agrees to promptly inform the Company if Executive becomes aware of any lawsuits involving Claims that may be filed or threatened against the Company. Executive also agrees to promptly inform the Company (to the extent that Executive is legally permitted to do so) if Executive is asked to assist in any investigation of the Company (or its actions) or another party attempts to obtain information or documents from Executive (other than in connection with any litigation or other proceeding in which Executive is a party-in-opposition) with respect to matters Executive believes in good faith to relate to any investigation of the Company, in each case, regardless of whether a lawsuit or other proceeding has then been filed against the Company with respect to such investigation, and shall not do so unless legally required. During the pendency of any litigation or other proceeding involving Claims, Executive shall not communicate with anyone (other than Executive’s attorneys and tax and/or financial advisors and except to the extent that Executive determines in good faith is necessary in connection with the performance of Executive’s duties hereunder) with respect to the facts or subject matter of any pending or potential litigation or regulatory or administrative proceeding involving the Company without giving prior written notice to the Company or the Company’s counsel. For the avoidance of doubt, nothing herein shall be construed as requiring Executive to provide testimony (written or oral) that is untruthful or factually incorrect.

6.Consideration and Voluntary Signature. Notwithstanding any other provision to the contrary in this Agreement:
(a)Executive agrees and acknowledges that Executive: (i) has carefully read and fully understands all of the provisions of this Agreement, (ii) has been provided the opportunity to consult with an attorney of Executive’s choosing prior to executing this Agreement, and (iii) is knowingly and voluntarily intending to be legally bound by this Agreement; and
(b)Executive’s execution and delivery of the Release on or following the period set forth in the Release, and subject to such Release becoming effective in accordance with its terms, is only in exchange for consideration in addition to anything of value to which Executive is already entitled.
7.Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, that, this Agreement, and all of Executive’s rights and duties hereunder, shall not be assignable or delegable by Executive. Any purported assignment or delegation by Executive in violation of the foregoing shall be null and void ab initio and of no force and effect.
8.Severability. If any provision of this Agreement shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect. The illegality or unenforceability of such provision, however, shall have no effect upon and shall not impair the enforceability of any other provision of this Agreement.
9.Protected Activities. Nothing in this Agreement shall prohibit or impede Executive from communicating, cooperating or filing a complaint with any U.S. federal, state or local governmental or law enforcement branch, agency or entity (collectively, a “Governmental Entity”) with respect to possible violations of any U.S. federal, state or local law or regulation, or otherwise making disclosures to any Governmental Entity, in each case, that are protected under the whistleblower provisions of any such law or regulation; provided, that in each case such communications and disclosures are consistent with applicable law. Executive understands and acknowledges that an individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made (i) in confidence to a Federal, State, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Executive understands and acknowledges further that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal; and does not disclose the trade secret, except pursuant to court order. Executive does not need the prior authorization of (or to give notice to) the Company regarding any such communication or disclosure. Except as provided in this paragraph or under applicable law, under no circumstance is Executive authorized to disclose any information covered by (or to waive in any respect) the Company’s attorney-client privilege or attorney work product, or trade secrets, without prior written consent of the Company.
10.Confidentiality. The terms and conditions of this Agreement are and shall be deemed to be confidential, and shall not be disclosed by Executive to any person or entity without the prior written consent of the Company, except if required by law, and to Executive’s accountants, attorneys and/or immediate family; provided, that to the maximum extent permitted by applicable law, rule, code or regulation, they agree to maintain the confidentiality of the Agreement; provided, however, following the Separation Date, Executive shall disclose the fact that she is subject to, and the general terms of, post-employment confidentiality, non-competition, and non-solicitation provisions to any subsequent employer or other entity to which

Executive provides services to the extent such provisions are still in effect at the time Executive commences such employment or service.
11.Return of Company Property. Executive shall deliver to the Company on the Separation Date, or at any other time the Company may request, all memoranda, notes, plans, records, reports, printouts and software and other documents and data (and copies thereof) embodying or relating to the Confidential Information, Work Product or the business of the Company (including, without limitation, any of the foregoing that are in computer-readable form), and all other property relating or belonging to the Company, which she may then possess or have under her control. Notwithstanding the foregoing, Executive will be provided with a copy of her contact list and calendar (in each case, to the extent such contact list and calendar do not contain any Confidential Information), and may retain the Equity Documents (subject to the confidentiality obligations regarding Confidential Information therein); provided, that Executive must either (A) promptly deliver the Equity Documents to the Company or (B) promptly destroy the Equity Documents and provide written certification confirming Executive’s destruction of the Equity Documents, in either case, at such time when Executive no longer holds any equity interests in the Company.
(a)For purposes of this Section 11,
(i)“Confidential Information” means all data, information, ideas, concepts, discoveries, trade secrets, inventions (regardless of whether patentable or reduced to practice), innovations, improvements, know-how, developments, techniques, methods, processes, treatments, drawings, sketches, specifications, designs, plans, patterns, models and strategies, and all other confidential or proprietary information or trade secrets in any form or medium (whether merely remembered or embodied in a tangible or intangible form or medium) whether now or hereafter existing, relating to or arising from the past, current or potential business, activities and/or operations of the Company, including, any such information relating to or concerning finances, sales, marketing, advertising, transition, promotions, pricing, personnel, customers, suppliers, vendors, partners and/or competitors.
(ii)“Work Product” means all inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports and all similar or related information (whether or not patentable) which relate to the actual or reasonably anticipated business, research and development or existing or future products or services of the Company and which are conceived, developed or made by Executive while employed by the Company, whether before or after the date of this Agreement.
12.Indemnification. Following the Separation Date, Executive shall be indemnified in accordance with the Company’s organizational documents and covered under any applicable directors’ and officers’ liability insurance policies maintained by the Company in respect of Executive’s service as a director and/or officer of the Company and any of its subsidiaries.
13.Section 409A. This Agreement is intended to be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and will be interpreted in a manner intended to be exempt from Section 409A of the Code (and any related regulations or other pronouncements). Amounts payable under this Agreement shall be deemed not to be a “deferral of compensation” subject to Section 409A of the Code to the extent provided in the exceptions set forth in Treas. Reg. Section 1.409A-1(b)(4) (“short-term deferrals”) and Treas. Reg. Section 1.409A-1(b)(9) (“separation pay plans”) and other applicable provisions of Treas. Reg. Section

1.409A-1 through A-6. References under this Agreement to a termination of Executive’s employment shall be deemed to refer to the date upon which Executive has experienced a “separation from service” within the meaning of Section 409A of the Code. Each payment made under this Agreement shall be designated as a “separate payment” within the meaning of Section 409A of the Code. For the avoidance of doubt, any continued health benefit plan coverage that Executive is entitled to receive following Executive’s termination of employment is expected to be exempt from Section 409A of the Code and, as such, shall not be subject to delay pursuant to this paragraph. To the extent that any reimbursement, fringe benefit, or other similar arrangement provided herein provides for a “deferral of compensation” within the meaning of Section 409A of the Code, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount eligible for reimbursement or payment in one calendar year may not affect the amount eligible for reimbursement or payment in any other calendar year (except that a plan providing medical or health benefits may impose a generally applicable limit on the amount that may be reimbursed or paid), (iii) subject to any shorter time periods provided in any expense reimbursement policy of the Company, any reimbursement or payment of an expense under such plan or arrangement must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred, and (iv) the reimbursements shall be made pursuant to objectively determinable and nondiscretionary Company policies and procedures regarding such reimbursement of expenses. While the payments and benefits provided hereunder are intended to be structured in a manner to avoid the implication of any penalty taxes under Section 409A of the Code, in no event whatsoever shall the Company, its affiliates or its subsidiaries be liable for any additional tax, interest or penalties that may be imposed on Executive as a result of Section 409A of the Code or any damages for failing to comply with Section 409A of the Code (other than for withholding obligations or other obligations applicable to employers, if any, under Section 409A of the Code).
14.Non-Admission. Nothing in this Agreement will be deemed or construed as an admission of wrongdoing or liability on the part of Executive or the Company or any of its respective affiliates.
15.Entire Agreement. This Agreement, together with the Release and the Restrictive Covenant Agreement, constitutes the entire understanding and agreement of the parties hereto regarding the termination of Executive’s employment with the Company, and supersedes all prior negotiations, discussions, correspondence, communications, understandings and agreements between the parties relating to the subject matter of this Agreement; provided, that, except as otherwise expressly modified herein, the terms of the Employment Agreement and the Equity Documents shall continue to apply to Executive.
16.Withholding Taxes. The Company may withhold from any payments made under this Agreement all applicable taxes (other than with regard to the legal fee reimbursement described in Section 2(b) above), including but not limited to income, employment, and social insurance taxes, as shall be required by law. Executive acknowledges and represents that the Company has not provided any tax advice to Executive in connection with this Agreement, the Employment Agreement, and the Equity Award Agreements and Executive has been advised by the Company to seek tax advice from Executive’s own tax advisors regarding this Agreement and payments and benefits that may be made to Executive pursuant to this Agreement.
17.Choice of Law and Venue. This Agreement will be deemed to have been executed and delivered within the State of New Jersey, and the rights and obligations of the parties hereunder will be construed and enforced in accordance with, and governed by, the laws of the State of New Jersey without regard to principles of conflict of laws.

18.Counterparts. This Agreement may be executed in multiple original counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same document.
[Remainder of Page Intentionally Left Blank]

        IN WITNESS WHEREOF, the undersigned has executed this Agreement as of the Effective Date.

    COMPANY:            INTEGRA LIFESCIENCES HOLDINGS CORPORATION

_/s/ Renee Lo _____________________________________                        By: Renee Lo
Title: Authorized Signatory

                    INTEGRA LIFESCIENCES CORPORATION

__/s/ Michael Hutchinson_____________________________                        By: Michael Hutchinson
Title: Chief Legal Officer
    [Company Signature Page to Separation Agreement]

        IN WITNESS WHEREOF, the undersigned has executed this Agreement as of the Effective Date.

EXECUTIVE:

                    __/s/ Mojdeh Poul__________________________________
                    Mojdeh Poul
    [Executive Signature Page to Separation Agreement]

Exhibit A
GENERAL RELEASE

[These materials have been omitted pursuant to Item 601(a)(5) of Regulation S-K under the Securities Act of 1933, as amended. The registrant agrees to furnish supplementally a copy of the omitted materials to the Securities and Exchange Commission upon request.]

Exhibit B

CONFIDENTIALITY AND INVENTION DISCLOSURE AND NON-COMPETE AGREEMENT

[These materials have been omitted pursuant to Item 601(a)(5) of Regulation S-K under the Securities Act of 1933, as amended. The registrant agrees to furnish supplementally a copy of the omitted materials to the Securities and Exchange Commission upon request.]